                          INDEPENDENT AUDITOR'S REPORT

Retirement Plan Administrative Committee
The Drovers and Mechanics Bank Salary Deferral Plan
Lancaster, Pennsylvania

        We have audited the accompanying statement of net assets available for plan benefits of The Drovers and Mechanics Bank Salary Deferral Plan as of December 31, 2001 and the related statement of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of The Drovers and Mechanics Bank Salary Deferral Plan as of December 31, 2000 were audited by other auditors, whose report dated September 20, 2001, expressed an unqualified opinion on those statements.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of The Drovers and Mechanics Bank Salary Deferral Plan as of December 31, 2001 and the changes in its net assets available for plan benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets Held for Investment Purposes and Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements for the year ended December 31, 2001 and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                       SMITH ELLIOTT KEARNS & COMPANY, LLC

Hagerstown, Maryland
June 27, 2002

                         THE DROVERS AND MECHANICS BANK
                              SALARY DEFERRAL PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                           December 31, 2001 and 2000

                                                      2001             2000
ASSETS

Cash                                           $     5,525      $   332,979
Investments                                      2,814,110        3,664,960

Receivables:
    Employer contributions                           8,802               --
    Employee contributions                           3,564               --
    Accrued income                                      --            9,212
                                               -----------      -----------

          Total receivables                         12,366            9,212
                                               -----------      -----------

Total assets                                     2,832,001        4,007,151
                                               -----------      -----------

Operating liabilities                                  536               70
                                               -----------      -----------

Net assets available for plan benefits         $ 2,831,465      $ 4,007,081
                                               ===========      ===========

   The Notes to Financial Statements are an integral part of these statements.

                         THE DROVERS AND MECHANICS BANK
                              SALARY DEFERRAL PLAN

         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                     Years Ended December 31, 2001 and 2000

                                                                                 2001            2000
Additions:
     Employer contributions                                               $   135,304    $    149,133
     Employee contributions                                                   336,330         365,693
     Employee rollovers                                                        46,874          33,705
     Investment income                                                         84,380         173,977
     Net realized and unrealized gains and (losses)
        on investments                                                       (492,606)       (423,247)
                                                                         ------------    ------------

               Total additions                                                110,282         299,261
                                                                         ------------    ------------
Deductions:
     Administrative expenses                                                    7,024               0
     Benefit payments and withdrawals                                       1,278,874         223,099
                                                                          -----------    ------------

               Total deductions                                             1,285,898         223,099
                                                                          -----------    ------------

Net Increase (Decrease) in Net Assets Available
   for Plan Benefits                                                       (1,175,616)         76,162

Net Assets Available for Plan Benefits:
     Beginning of year                                                      4,007,081       3,930,919
                                                                          -----------    ------------

     End of year                                                          $ 2,831,465    $  4,007,081
                                                                          ===========    ============

   The Notes to Financial Statements are an integral part of these statements.

                          NOTES TO FINANCIAL STATEMENTS

Note 1.   Plan Description

          The following description of The Drovers and Mechanics Bank Salary Deferral Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

          A. General - The Plan is a defined contribution plan covering all full-time employees who have completed one year of service, worked 1,000 hours and have attained age 21. Effective July 1, 2001, the Drovers and Mechanics Bank became affiliated with the holding company of Fulton Financial Corporation. On August 25, 2001, the Drovers and Mechanics Bank became a division of Fulton Bank. The Drovers and Mechanics Bank Salary Deferral Plan remains in effect for employees hired prior to July 1, 2001. However, the Plan is essentially closed to new participants or new employees of Drovers Bank Division of Fulton as they enter the Fulton Financial Corporation Profit Sharing Plan upon meeting the conditions of that plan's eligibility. This Plan was established in 1986 and provides for retirement, death and disability benefits. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

          B. Contributions - Eligible employees may elect to make contributions up to 20% of compensation, as defined, with the Employer contributing an amount equal to 50% of the employees' contribution up to a maximum of 6% of compensation (the Employer Match).

          C. Participant Accounts - Each participant's account is credited with the participant's contribution, the Employer' Match and an allocation of plan earnings. Allocations are based on participant account balances, as defined.

          D. Vesting - The Plan provides for 100% vesting immediately upon becoming a participant in the Plan.

          E. Payment of Benefits - On termination of service, a participant may elect to receive either a lump sum amount of the account balance or if the account balance exceeds $3,500, installment payments or a life annuity.

          F. Investment Options - As of November 1, 2001, participant directed contributions were directed from existing mutual funds into the 9 investment options described below. Participants may change their investment elections three times a quarter in 5% increments.

                    Goldman Sachs Financial Square Government Fund

                    This fund seeks to maximize current income, preserve capital and maintain liquidity. Investments are made in securities issued or guaranteed as to principal and interest by the U.S. government, its agencies, authorities and instrumentalities and repurchase agreements relating to such securities.

                    Retirement Fixed Income Fund

                    This fund seeks to provide high current income consistent with safety of capital for retirement, pension, profit sharing and other similar trust accounts which are administered by the Bank and are exempt from taxation under the Internal Revenue Code.

                    Vanguard 500 Index Fund

                    This fund seeks to track, as closely as possible, the investment performance of the S&P 500 Index by investing in each of the Index's 500 stocks according to each stock's weighting in the Index.

                    Retirement Common Stock Fund

                    This fund seeks to provide long-term growth of capital and current income with emphasis on protection of principal during market declines. Established for retirement, pension, profit sharing and other similar trust accounts which are administered by the Bank and are exempt from taxation under the Internal Revenue Code.

                    JP Morgan Institutional U.S. Equity Fund

                    This equity fund seeks high total return. The Fund invests primarily in large- and medium-capitalization U.S. companies. Industry by industry, the fund's weighting are similar to those of the Standard & Poor's 500 Stock Index (S&P 500).

                    Fidelity Advisor Mid Cap Fund

                    This fund seeks long-term capital appreciation by investing primarily in companies that fall within the range of the S&P MidCap 400 Index.

                    Fidelity Advisor Value Strategies Fund

                    This fund seeks capital appreciation and normally invests the funds assets primarily in common stocks. Fund management focuses on securities of companies that it believes are undervalued. Although the fund focuses on securities issued by medium-sized companies, it may also make substantial investments in securities issued by larger or smaller companies. The fund may invest in securities of foreign issuers in addition to securities of domestic issuers.

                    Goldman Sachs International Equity Fund

                    This fund seeks long-term capital appreciation by investing in equity securities of companies organized outside the U.S. or principally traded outside the U.S.

                    Fulton Financial Corporation Common Stock Fund

                    This fund provides employees with the opportunity to invest in Fulton Financial Corporation's common stock.

          G. Administration - The Plan is administered by Fulton Financial Corporation. Fulton Financial Corporation (the Corporation) may pay all or part of the administrative expenses of the Plan. Any expenses not paid by the Corporation shall be paid out of Plan assets.

               The Plan's assets are held by Fulton Financial Advisors, as trustee. Fulton Financial Advisors is a wholly owned subsidiary of the Corporation.

          H. Termination Provisions - In the event of termination of the Plan, the trustee (Fulton Financial Advisors) may continue to administer the trust fund and pay account balances in accordance with the Plan or distribute the net assets remaining in the trust fund to members in proportion to their respective account balances.

Note 2. Summary of Significant Accounting Policies

          Basis of Accounting

               The accounting records of the Plan are maintained on an accrual basis. Interest and dividend income is recognized when earned, and benefits are recognized when paid.

          Use of estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of contributions, earnings, expenses and benefit payments during the reporting period. Actual results could differ from those estimates.

          Investment Valuation

               Investments are stated at aggregate market value. Securities which are traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. The Plan's investments in mutual funds and common trust funds are valued at the aggregate of the quoted market prices of the underlying securities.

               Purchases and sales of securities are reflected on a trade-date basis. The unrealized difference in market value from one year to the next and realized gains and losses are recognized as net appreciation (depreciation) in fair value of investments in the accompanying statements of changes in net assets available for benefits.

Note 3.   Investments

          Investments that represent five percent or more of the Plan's net assets available for plan benefits at the beginning of year are identified below:

                                December 31, 2001
                                -----------------

                                                                                Shares              Fair Value
          *Retirement Common Stock Fund                                         4,578              $  411,745
          *Retirement Fixed Income Fund                                        26,494                 414,631
          Fidelity Advisor Mid Cap Fund                                        12,306                 237,268
          Fidelity Advisor Value Strategies Fund                               10,029                 269,187
          Vanguard 500 Index Fund                                               3,949                 418,206
          Goldman Sachs Financial Square Government Fund                      661,815                 661,815

          *Represents a party-in-interest.

                               December 31, 2000
                               -----------------

                                                                               Shares              Fair Value
          Vanguard Index Institutional Fund                                    11,440              $1,381,090
          SEI Core Fixed Income Fund                                           25,239                 261,980
          SEI Large Cap Value Fund                                             20,907                 407,068
          SEI Large Cap Growth Fund                                            22,916                 608,875
          SEI International Equity Fund                                        18,611                 211,983

          * Represents a party-in-interest

          During 2001 and 2000, the Plan's investments appreciated (depreciated), including realized gains and losses on sales of assets, in market value by ($492,606) and ($423,247) as follows:

                                                                               2001           2000
          Mutual Funds                                                     $ (512,417)    $ (423,247)
          Common Trust Funds                                                   18,814             --
          Fulton Financial Common Stock Fund                                      997             --
                                                                           ----------     ----------

                  Net appreciation (depreciation) in fair value            $ (492,606)    $ (423,247)
                                                                           ==========     ==========

Note 4.   Transactions With Parties-in-Interest

          During 2001, the Plan purchased 8,090 shares of Fulton Financial Corporation common stock at a total cost of $175,616. During 2001, the Plan sold 150 shares of Fulton Financial Corporation common stock with original cost of $3,255 at a price of $3,283.

          The Plan also has investments in common trust funds that are administered by Fulton Financial Advisors, as trustee.

Note 5.   Income Tax Status

          The Internal Revenue Service has determined and informed the Corporation by a letter dated in March 1994, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

Note 6.   Plan Termination

          Although it has not expressed any intent to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

Note 7.   Obligations due Terminated Participants

          Separated participants' vested interests as of December 31, 2001 was $736,299.

Note 8.   Reconciliation of Financial Statement to Form 5500

          The following is a reconciliation of investment income categories per the financial statements to the Form 5500 for the year ended December 31, 2001:

                  Financial Statement Presentation
                     Investment income                                     $    84,380
                     Net realized and unrealized gains (losses)               (492,606)
                                                                           -----------
                            Total                                          $  (408,226)
                                                                           ===========
                  Form 5500
                    Interest income                                        $    14,311
                    Investment gain from common trusts                          18,903
                    Net loss from registered investment company               (441,440)
                                                                           -----------
                            Total                                          $  (408,226)
                                                                           ===========

               THE DROVERS AND MECHANICS BANK SALARY DEFERRAL PLAN

          SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                December 31, 2001

     Description of Investment                            Shares    Market Value
     -------------------------                            ------    ------------

Goldman Sachs Financial Square Government Fund           661,815     $   661,815
*Retirement Fixed Income Fund                             26,494         414,631
Vanguard 500 Index 500 Fund                                3,949         418,206
*Retirement Common Stock Fund                              4,578         411,745
JP Morgan Institutional U.S. Equity Fund                  15,813         165,085
Fidelity Advisor Mid Cap Fund                             12,306         237,268
Fidelity Advisor Value Strategies Fund                    10,029         269,187
Goldman Sachs International Equity Fund                    4,089          62,843
*Fulton Financial Corporation Common Stock Fund            7,940         173,330
                                                                     -----------

       Total Investments                                             $ 2,814,110
                                                                     ===========

*Represents a party-in interest

               THE DROVER AND MECHANICS BANK SALARY DEFERRAL PLAN

                SUPPLEMENTAL SCHEDULE OF REPORTABLE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 2001

                                                Purchase         Selling                    Current          Net
     Description of Assets                        Price           Price         Cost         Value       Gain (Loss)
Purchased 14,406 shares -
    Fidelity Advisor Mid Cap Fund               $ 247,797      $            $             $  247,797     $
Purchased 5,108 shares -
    Vanguard Index                                513,517                                    513,517
Purchased 12,919 shares -
    Fidelity Advisor Value Strategies Fund        300,512                                    300,512
Purchased 5,384 shares -
    Retirement Common Stock Fund                  461,031                                    461,031
Purchased 808,455 shares -
    Goldman Sachs Financial
    Square Government Fund                        808,455                                    808,455
Purchased 30,260 shares -
    Retirement Fixed Income Fund                  478,079                                    478,079
Sold 23,532 shares -
    Vanguard Admiral Intermediate Term                            267,203      253,715       267,203         13,488
Sold 9,616 shares -
    Federated Stock Trust                                         304,024      334,009       304,024        (29,985)
Sold 33,558 shares -
    SEI Large Cap Growth                                          609,173    1,029,774       609,173       (420,601)
Sold 12,665 shares -
    Vanguard Index Institutional                                1,279,283    1,567,730     1,279,283       (288,447)
Sold 26,086 shares -
    SEI Large Cap Value                                           461,647      480,961       461,647        (19,314)
Sold 27,581 shares -
    SEI Core Fixed Income                                         296,277      272,778       296,277         23,499

               THE DROVER AND MECHANICS BANK SALARY DEFERRAL PLAN
                         EIN: 23-2195389   PLAN NO.: 002

                           Schedule H, Part IV, item j

                SUPPLEMENTAL SCHEDULE OF REPORTABLE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 2001


                    b.                        c.             d.             g.          h.      i.
                                                       Purchase      Selling                    Current         Net
      Description of Assets                              Price        Price        Cost          Value      Gain (Loss)
Purchased 14,406 shares -
    Fidelity Advisor Mid Cap Fund                     $ 247,797    $            $              $  247,797    $
Purchased 5,108 shares -
    Vanguard Index                                      513,517                                   513,517
Purchased 12,919 shares -
    Fidelity Advisor Value Strategies Fund              300,512                                   300,512
Purchased 5,384 shares -
    Retirement Common Stock Fund                        461,031                                   461,031
Purchased 808,455 shares -
    Goldman Sachs Financial
    Square Government Fund                              808,455                                   808,455
Purchased 30,260 shares -
    Retirement Fixed Income Fund                        478,079                                   478,079
Sold 23,532 shares -
    Vanguard Admiral Intermediate Term                                267,203       253,715       267,203          13,488
Sold 9,616 shares -
    Federated Stock Trust                                             304,024       334,009       304,024         (29,985)
Sold 33,558 shares -
    SEI Large Cap Growth                                              609,173     1,029,774       609,173        (420,601)
Sold 12,665 shares -
    Vanguard Index Institutional                                    1,279,283     1,567,730     1,279,283        (288,447)
Sold 26,086 shares -
    SEI Large Cap Value                                               461,647       480,961       461,647         (19,314)
Sold 27,581 shares -
    SEI Core Fixed Income                                             296,277       272,778       296,277          23,499

               THE DROVERS AND MECHANICS BANK SALARY DEFERRAL PLAN
                         EIN: 23-2195389  PLAN NO.: 002

                           Schedule H, Part IV, item i

          SUPPLEMENTAL SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                December 31, 2001

a.                   c.                                            e.
          Description of Investment                           Shares     Market Value
          -------------------------                           ------     ------------
*     Goldman Sachs Financial Square Government Fund         661,815       $  661,815
      Retirement Fixed Income Fund                            26,494          414,631
      Vanguard 500 Index 500 Fund                              3,949          418,206
*     Retirement Common Stock Fund                             4,578          411,745
      JP Morgan Institutional U.S. Equity Fund                15,813          165,085
      Fidelity Advisor Mid Cap Fund                           12,306          237,268
      Fidelity Advisor Value Strategies Fund                  10,029          269,187
      Goldman Sachs International Equity Fund                  4,089           62,843
*     Fulton Financial Corporation Common Stock Fund           7,940          173,330
                                                                           ----------

      Total Investments                                                    $2,814,110
                                                                           ==========

*Represents a party-in interest